Exhibit 99

Contact:

Cara Tucker

Manager, Corporate Communications

608-284-5735

For Immediate Release

Exact Sciences reports third-quarter 2011 financial results

MADISON, Wis., Nov. 3, 2011 — Exact Sciences Corp. (Nasdaq: EXAS) today announced its financial results for the quarter ended Sept. 30, 2011.

Exact reported total revenues of $1.0 million for the third quarter of 2011, compared to total revenues of $1.4 million during the same period of 2010.  Total revenues for the nine months ended Sept. 30, 2011, were $3.1 million, compared to $4.0 million during the nine months ended Sept. 30, 2010.

Exact reported a net loss of ($7.8) million, or ($0.15) a share, for the three months ended Sept. 30, 2011. The company had a net loss of ($3.4) million, or ($0.08) a share, for the same period of 2010.  The net loss for the nine months ended Sept. 30, 2011, was ($18.8) million, or ($0.36) a share.  The company’s net loss for the same period of 2010 was ($8.0) million, or ($0.21) a share.

Operating expenses for the three months ended Sept. 30, 2011, were $8.9 million, compared to $4.7 million for the same period of 2010.  Operating expenses for the nine months ended Sept. 30, 2011 totaled $22.0 million, compared to $12.0 million during the same period of 2010.  Operating expenses for the three and nine months ended Sept. 30, 2011, increased from the same periods a year ago primarily because of increased research and development activity, and the ongoing clinical trial of the company’s non-invasive Cologuard® colorectal cancer screening test.

Exact ended the third quarter of 2011 with cash, cash equivalents and marketable securities of $75.4 million, compared to $95.4 million at Dec. 31, 2010.

“The clinical trial of our Cologuard® non-invasive colorectal cancer screening product continues to progress on track,” said Kevin T. Conroy, the company’s president and chief executive.  “The successful completion of the trial remains Exact’s top priority.  As the trial continues, we also remain focused on the commercialization plan that will deliver to market our patient-friendly screening test that enables the early detection of the disease.”

Third-Quarter Conference Call & Webcast

Company management will host a conference call and webcast on Thursday, Nov. 3, 2011, at 10 a.m. ET to discuss third-quarter results. The webcast will be available at www.exactsciences.com. Domestic callers should dial 877-212-6082 and international callers should dial 707-287-9332.  An archive of the webcast and a replay of the conference call will be available at www.exactsciences.com or by calling 855-859-2056 domestically or 404-537-3406 internationally. The access code for the conference call and replay is 85067696. The conference call, webcast and replay are open to all interested parties.

About Exact Sciences Corp.

Exact Sciences Corp. is a molecular diagnostics company focused on colorectal cancer. The company has exclusive intellectual property protecting its non-invasive, molecular screening technology for the detection of colorectal cancer. Stool-based DNA technology is included in the colorectal cancer screening guidelines of the American Cancer Society and the U.S. Multi-Society Task Force on Colorectal Cancer.  For more information, please visit the company’s website at www.exactsciences.com.

Certain statements made in this news release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, that are intended to be covered by the “safe harbor” created by those sections.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or other comparable terms.  Forward-looking statements in this news release may address the following subjects among others: statements regarding the sufficiency of our capital resources, expected operating losses, anticipated results of our pivotal clinical trial, expected license fee revenues, expected research and development expenses, expected general and administrative expenses and our expectations concerning our business strategy.  Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q.  We urge you to consider those risks and uncertainties in evaluating our forward-looking statements.  We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.  Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Statements of Operation Data

(Amounts in thouands, except per share data - unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenue:
Product royalty fees	$4	$5	$14	$24
License fees	1,035	1,351	3,107	3,945
	1,039	1,356	3,121	3,969
Cost of revenue:
Product royalty fees	6	6	18	18
Gross profit:	1,033	1,350	3,103	3,951

Operating Expenses:
Research and development	6,110	2,635	14,296	6,553
General and administrative	1,951	1,796	5,931	4,647
Sales and marketing	815	315	1,763	754
	8,876	4,746	21,990	11,954

Loss from operations	(7,843)	(3,396)	(18,887)	(8,003)

Interest income	75	19	131	35
Interest expense	(5)	(5)	(15)	(15)

Net loss	$(7,773)	$(3,382)	$(18,771)	$(7,983)

Net loss per share - basic and diluted	$(0.15)	$(0.08)	$(0.36)	$(0.21)

Weighted average common shares outstanding - basic and diluted	52,443	40,155	52,129	38,293

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Balance Sheet Data

(Amounts in thousands - unaudited)

	September 30,	December 31,
	2011	2010
Assets
Cash and cash equivalents	$4,995	$78,752
Marketable securities - short term	70,436	16,663
Prepaid expenses and other current assets	867	246
Property and equipment, net	2,191	854
Total assets	$78,489	$96,515

Liabilities and stockholders’ equity
Total current liabilities	$7,386	$7,158
Long term debt	1,000	1,000
Long term accrued interest	36	21
Deferred license fees, less current portion	5,475	8,582
Total stockholders’ equity	64,592	79,754
Total liabilities and stockholders’ equity	$78,489	$96,515